Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of November 12, 2013, by and between Roland Smith (the “Executive”) and Office Depot, Inc., a Delaware corporation (the “Company”).

WHEREAS, Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	TERM

Executive’s employment hereunder shall be effective as of November 12, 2013 (the “Effective Date”) and shall continue until the third anniversary of the Effective Date, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and on each annual anniversary of the Effective Date thereafter (such third anniversary date and each annual anniversary thereafter, being a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each, unless either party provides written notice to the other party of its intention not to extend the term of this Agreement at least ninety (90) days prior to the applicable Renewal Date. The period during which the Executive is employed by Company hereunder is hereinafter referred to as the “Employment Term.”

2.	POSITION AND DUTIES.

2.1	POSITION

During the Employment Term, Executive shall serve as the Chairman and Chief Executive Officer of Company, reporting solely to the board of directors of Company (the “Board”). In such position, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility shall be customary for persons occupying such positions in companies of like size and type. All of the members of senior management of the Company shall report directly to the Executive. Executive shall be appointed Chairman of the Board as of the Effective Date. At each subsequent annual meeting of shareholders during the Employment Term, Company shall nominate Executive to serve as a member of the Board, and if Executive is so elected, the Board shall elect Executive to serve as Chairman of the Board (it being understood and agreed that Chairmanship shall be subject to any shareholder approved proposal or governance requirements relating to separation of Chairman and CEO roles). Executive shall not receive any additional compensation for services as a member of the Board. Executive shall, if requested, also serve as an officer or director of any affiliate of Company for no additional compensation.

2.2	DUTIES

During the Employment Term, Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the Board (not to be unreasonably withheld) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Board in accordance with Company’s conflict of interest policy, and (b) purchase or own less than two percent (2%) of the publicly traded securities of any entity; provided that, such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such entity; and provided further that, the activities described in clauses (a) and (b), in each case and in the aggregate, do not materially interfere with the performance of Executive’s material duties and responsibilities to Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof. Executive has disclosed all such business, civic and charitable organizations for which he serves as of the date of this Agreement, which are listed on Schedule A hereto, and the Board has acknowledged that, as of the date of this Agreement, the same do not currently conflict with, and are not expected to interfere with, Executive’s duties hereunder.

3.	PLACE OF PERFORMANCE

The principal place of Executive’s employment shall be Company’s principal executive office; provided that, Executive may be required to travel on Company business during the Employment Term. Executive shall relocate to a residence in proximity to the Company’s principal executive office once the principal executive office is determined by the Board.

4.	COMPENSATION

4.1	BASE SALARY

Company shall pay Executive an annual rate of base salary of $1,400,000 in periodic installments in accordance with Company’s customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase (but not decrease) the base salary during the Employment Term. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2	ANNUAL BONUS

(a) For each completed calendar year of the Employment Term commencing on or after January 1, 2014, Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) equal to 150% of Base Salary (the “Target Bonus”), as in effect at the beginning of the applicable calendar year, based on achievement of annual target performance goals established by the Board or the Compensation Committee of the Board (the “Compensation Committee”); provided that, if Executive achieves superior performance goals established by the Board or the Compensation Committee, then Executive shall be eligible to receive a bonus award up to 200% of Target Bonus (i.e., 300% of Base Salary). No Annual Bonus shall be payable with respect to calendar year 2013.

(b) The Annual Bonus for any particular calendar year, if any, will be paid by March 15 of the following calendar year.

(c) Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus with respect to any calendar year, Executive must be employed by Company on the last day of the calendar year for which such Annual Bonus is payable.

4.3	INITIAL PERFORMANCE BONUS

Executive shall be eligible to receive a lump sum cash initial performance bonus of up to $2,000,000 (the “Initial Performance Bonus”), with the actual amount of the Initial Performance Bonus to be determined by the Board (in good faith) based upon the Board’s determination of Executive’s achievement, prior to or as of December 31, 2013, of the performance objectives that follow: (i) recommendation by Executive to the Board of the location of Company’s principal executive office following the completion of the Business Combination of Company and OfficeMax Incorporated (such headquarters being the “Post-Business Combination Headquarters”), (ii) progress on the selection of Company’s post-Business Combination senior executive team; and (iii) progress on development of a Company budget for calendar year 2014. The Board shall make its good faith determination of the achievement of the foregoing objectives on or before March 15, 2014, and shall cause such Initial Performance Bonus, if any, to be paid to Executive not later than March 15, 2014. Executive must be employed by Company on March 15, 2014 in order to be eligible for the Initial Performance Bonus.

4.4	EQUITY AWARDS

(a) In consideration of Executive entering into this Agreement and as an inducement to join Company, on the Effective Date, Company will award to Executive, pursuant to the equity plan(s) of Office Depot, Inc. and/or OfficeMax, Inc. (the “Plans”), one million five hundred thousand (1,500,000) non-qualified stock options pursuant to an award agreement in the form attached hereto as Exhibit A. Such stock options (i) will vest ratably on the first anniversary, second anniversary and the third anniversary of the Effective Date, (ii) will have an exercise price equal to the closing sale price of the stock on the date of such award, as reported on the New York Stock Exchange Composite Tape or such other source as the Compensation Committee deems reliable, or if no such reported sale of the stock shall have occurred on that date, on the last day prior to that date on which there was such a reported sale and (iii) shall have a term that expires on the tenth anniversary of the Effective Date. Such stock options shall provide for accelerated vesting (i) on that portion of the grant that is scheduled to vest during the twelve (12) month period following the date that this Agreement is voluntarily terminated by Executive for “Good Reason” (as defined in this Agreement), or is terminated by Company without “Cause” (as defined in this Agreement); and (ii) in full upon Executive’s termination due to death or “Disability” (as defined in this Agreement). To the extent vested, such options shall remain exercisable until the first to occur of the date that concludes 12 months following termination or the date on which the option term otherwise expires pursuant to this Section 4.4(a). All options awarded that (i) are not vested at the time of any termination by Executive other than for death, Disability, or Good Reason, or (ii) are not vested at the time of any termination by Company with Cause, shall be forfeited. All other terms and conditions of such award of stock options shall be governed by the terms and conditions of the applicable Plan and the applicable award agreement.

(b) With respect to calendar years 2014 and 2015, and pursuant to the Plans, Company shall make an award to Executive of restricted stock units having an aggregate award date value of $6,250,000 pursuant to an award agreement in the form attached hereto as Exhibit B. Such award shall be made by Company on the Effective Date. The number of restricted stock units to be awarded pursuant to such award shall be based on the closing sale price of the Company stock of the Company as reported on the New York Stock Exchange Composite Tape or such other source as the Board or the Compensation Committee deems reliable, or if no such reported sale of the stock shall have occurred on that date, on the last day prior to that date on which there was a reported sale. Such restricted stock units (i) will vest on the third anniversary of the Effective Date and (ii) shall provide for pro rata accelerated vesting based on completed service as of the date of termination of employment in the event that this Agreement is voluntarily terminated by Executive for “Good Reason” (as defined in this Agreement), or is terminated by Company without “Cause” (as defined in this Agreement); and (iii) in full upon Executive’s termination due to death or Disability. All restricted stock units that are granted that are not vested (x) at the time of any termination by Executive other than for death, Disability, or Good Reason, or (y) at the time of any termination by Company with Cause, shall be forfeited. All other terms and conditions of such award of restricted stock units shall be governed by the terms and conditions of the applicable Plan and the applicable award agreement.

(c) With respect to calendar years 2014 and 2015, and pursuant to the applicable Plan, Company shall make an award to Executive of target performance shares having an aggregate grant date value of $6,250,000 pursuant to an award agreement in the form attached hereto as Exhibit C. Such award shall be made by Company on the Effective Date. The number of target performance shares to be awarded pursuant to such award shall be based on the “fair value” of Company’s stock on the date of such award (with such “fair value” to be determined in accordance with the terms of such plan and generally accepted accounting principles. The vesting, and Executive’s receipt of, such performance shares shall be subject to the achievement, during the period beginning on January 1, 2014 and ending on December 31, 2016 (the “Performance Period”) of performance objectives and other objectives specified by the Compensation Committee in the award at the time the award is made or other such date not later than 90 days after the Effective Date, and will range from 0% to 150% of the target performance shares. The award of such performance shares shall provide for pro-rata vesting, based on completed service as of the date of termination of employment over the Performance Period and actual performance of Company at the end of the Performance Period in the event that this Agreement is (i) voluntarily terminated by Executive for Good Reason , (ii) is terminated due to death or Disability or (iii) is terminated by Company without Cause. In the event that Executive’s employment is terminated by Executive other than for death, Disability, Good Reason, or is terminated by Company with Cause, in each instance prior to the conclusion of the Performance Period, then all such performance shares shall be forfeited. All other terms and conditions of such award of performance shares shall be governed by the terms and conditions of the applicable Plan and applicable award agreement.

(d) Beginning in calendar year 2016, Executive will be eligible to receive equity awards on a basis no less favorable than is provided to other executives of Company, to the extent consistent with applicable law and the terms of the applicable employee benefit plans.

4.5	EMPLOYEE BENEFITS

During the Employment Term, Executive shall be eligible to participate in all employee benefit plans, practices and programs maintained by Company, as in effect from time to time, on a basis which is no less favorable than is provided to other similarly situated executives of Company, to the extent consistent with applicable law and the terms of the applicable employee benefit plans. Company reserves the right to amend or cancel any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

4.6	VACATION

During the Employment Term, Executive shall be eligible to five (5) weeks of paid vacation per calendar year (prorated for partial years) in accordance with Company’s vacation policies, as in effect from time to time.

4.7	RELOCATION EXPENSES

Company shall pay, or reimburse Executive for, all reasonable relocation expenses incurred by Executive relating to Executive’s relocation to the Company’s Headquarters. Such payment or reimbursement shall be made in accordance with the terms of Company’s relocation policy. Company waives the reimbursement requirement set forth in said policy.

4.8	BUSINESS EXPENSES

Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with Company’s expense reimbursement policies and procedures for senior executives.

4.9	LEGAL FEES INCURRED IN NEGOTIATING THE AGREEMENT

Upon the execution of this Agreement, Company shall pay or Executive shall be reimbursed for Executive’s legal fees incurred in negotiating and entering into this Agreement and related agreements and amendments up to a maximum of $50,000. Any payment required under this Section 4.9 shall be made as soon as practical but in any event on or before March 15 of the calendar year immediately following the date hereof.

4.10	INDEMNIFICATION

In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or Company related to any contest or dispute between Executive and Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of Company, or any affiliate of Company, or is or was serving at the request of Company as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by Company to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended (if amended to be more favorable to Executive), or to the extent provided in Company’s charter and by-laws if more favorable to Executive than the provisions of the Delaware General Corporation Law, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorney fees). The expenses incurred by Executive in any

Proceeding shall be paid promptly by Company in advance of the final disposition of any Proceeding at the written request of Executive to the fullest extent permitted under Delaware law. The indemnification provision of this Section 4.10 shall survive the termination or expiration of this Agreement. Company agrees to maintain Directors and Officers Liability Insurance for the benefit of Executive during the Employment Term and for a period of at least six years thereafter with coverage and policy limits no less favorable to directors and officers than those in effect at the Effective Date.

4.11	CLAWBACK PROVISIONS

Notwithstanding any other provisions in this Agreement to the contrary, Executive agrees that incentive-based compensation or other amounts paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company will be subject to clawback under any Company clawback policy that is uniformly applicable to all senior executives of Company (including any such policy adopted by Company pursuant to applicable law, government regulation or stock exchange listing requirement).

5.	TERMINATION OF EMPLOYMENT

The Employment Term and Executive’s employment hereunder may be terminated by either Company or Executive at any time and for any reason; provided, however, that, unless otherwise provided herein, Executive shall be required to give Company at least sixty (60) days advance written notice of any termination of Executive’s employment by Executive. Upon termination of Executive’s employment during the Employment Term, Executive shall be eligible to receive the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from Company or any of its affiliates.

5.1	NON-RENEWAL BY EXECUTIVE, TERMINATION FOR CAUSE OR WITHOUT GOOD REASON

(a) The Employment Term and Executive’s employment hereunder may be terminated upon Executive’s failure to renew this Agreement in accordance with Section 1, by Company for Cause, or by Executive without Good Reason. If the Employment Term and Executive’s employment is terminated upon Executive’s failure to renew this Agreement, by Company for Cause, or by Executive without Good Reason, then:

(i) Executive shall be eligible to receive any accrued but unpaid Base Salary, accrued but unused vacation, and earned but unpaid Annual Bonus for the most recently completed calendar year, which shall be paid on the Termination Date (as defined below);

(ii) Executive shall be eligible to receive reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy;

(iii) Executive shall be eligible to receive such employee benefits (excluding equity compensation), if any, as to which Executive may be eligible under Company’s non-equity compensation employee benefit plans as of the Termination Date; provided that, (A) in no event shall Executive be eligible to any payments in the nature of severance or termination payments except as specifically provided herein and (B) in no event shall Executive be entitled to any equity compensation except as specifically provided in this Agreement, the grants or awards of any such equity compensation actually made to Executive, and the terms of the specific equity compensation plans pursuant to which any such grants or awards were made; and

(iv) Executive shall retain all rights to indemnification and Directors and Officers Liability Insurance provided under Section 4.10 of this Agreement.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s willful failure to perform Executive’s material duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) Executive’s willful failure to comply with any valid and legal directive of the Board;

(iii) Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to Company or its affiliates;

(iv) Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with Company;

(v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) Executive’s willful violation of a material policy of Company; or

(vii) Executive’s material breach of any material obligation under this Agreement, including but not limited to Section 7 of this Agreement, or any other written agreement between Executive and Company.

Termination of Executive’s employment shall not be deemed to be for Cause unless and until Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board, finding that Executive is guilty of the conduct described in any of (i) (viii) above, after having afforded Executive a reasonable opportunity to appear (with counsel) before the Board. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have thirty (30) business days from the delivery of written notice by Company within which to cure any acts constituting Cause; provided, however, that if Company reasonably expects irreparable injury from a delay of thirty business (30) days, Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect. In the event Company provides notice of less than thirty (30) days, Executive shall be paid his base salary for the remainder of the thirty (30) day period.

For purposes of this Section 5.1(b), no act or failure by Executive shall be considered “willful” if such act is done by Executive in the good faith belief that such act is or was in the best interests of Company or one or more of its businesses.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without Executive’s written consent:

(i) a reduction in Executive’s Base Salary;

(ii) a reduction in Executive’s Target Bonus opportunity;

(iii) a relocation of Executive’s principal place of employment (which, for purposes of this Section 5.1(c)(iii), shall be Company’s Post-Business Combination Headquarters) by more than 25 miles (without the prior written consent of Executive);

(iv) any material breach by Company of any material provision of this Agreement;

(v) Company’s failure to obtain an agreement from any successor to Company to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi) Company’s failure to nominate the Executive for election to the Board, Company’s removal of Executive from the Board other than for Cause, Company’s removal of Executive from the position of Chairman of the Board (other than for Cause) unless New York Stock Exchange or regulatory changes require separation of the positions of Chairman and CEO, shareholders’ failure to elect or re-elect Executive to the Board, or the Board’s failure to elect or re-elect Executive as Chairman of the Board (other than for Cause) unless New York Stock Exchange or regulatory changes require separation of the positions of Chairman and CEO;

(vii) a material diminution in Executive’s title, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated), except for removal of the title of Chairman as a result of New York Stock Exchange or regulatory changes requiring separation of the positions of Chairman and CEO;

(viii) a material adverse change in the reporting structure applicable to Executive (Company agrees that the provision in Section 2.1 regarding the reporting structure of senior executives is material); or

(ix) non-renewal of the Agreement by Company.

Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate Executive’s employment for Good Reason within one hundred and eighty (180) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.

5.2	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON

The Employment Term and Executive’s employment hereunder may be terminated by Executive for Good Reason or by Company without Cause. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts and subject to Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and Executive’s execution of a release of claims in favor of Company, its affiliates and their respective officers and directors in the form attached hereto as “Exhibit D” (the “Release”) and such Release becoming effective within twenty-eight (28) days following the Termination Date (such 28-day period, the “Release Execution Period”), Executive shall be entitled to receive the following:

(a) a lump sum payment equal to two (2) times the sum of Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs, which shall be paid no later than thirty (30) days following the expiration of the Release Execution Period; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not be made until the beginning of the second taxable year;

(b) a payment equal to the product of (i) the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Date of Termination occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days Executive was employed by Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount, if any, shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Termination Date occurs;

(c) If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18) month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer. To the extent the medical benefits provided for in this Section are not permissible after termination of employment under the terms of the health plans of Company then in effect (and cannot be provided through Company’s paying the applicable premium for Executive under COBRA), Company shall pay to Executive such amounts as are necessary to provide Executive with an amount equal to the cost of Executive acquiring on a non-group basis, for the required period, those health benefits that would otherwise be lost to Executive and Executive’s eligible dependents as a result of Executive’s termination.

(d) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable Plan and the applicable award agreements.

If, at the time of termination, the Board of Directors of Company is aware of the existence of any circumstances reasonably likely to give rise to claims by Company against Executive, Company shall give Executive notice of such circumstances at the time of termination.

5.3	DEATH OR DISABILITY

(a) The Employment Term and Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and Company may terminate the Employment Term and Executive’s employment hereunder on account of the Executive’s Disability.

(b) If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts (which amounts shall be paid in accordance with Section 5.1);

(ii) if death or Disability occurs prior to March 15, 2014, a payment equal to the Initial Performance Bonus;

(iii) a lump sum payment equal to the Pro-Rata Bonus, if any, that Executive would have earned for the calendar year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Termination Date occurs; and

(iv) the treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable Plan and the applicable award agreements.

Notwithstanding any other provision contained herein, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean (i) Executive’s inability, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; or (ii) Executive’s eligibility to receive long-term disability benefits under the Company’s long-term disability plan. Any question as to the existence of Executive’s Disability as to which Executive and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Company. If Executive and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Company and Executive shall be final and conclusive for all purposes of this Agreement.

5.4	CHANGE IN CONTROL TERMINATION

(a) Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by Executive for Good Reason or by Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, Executive shall be entitled to receive the Accrued Amounts (which amounts shall be paid in accordance with Section 5.1) and subject to Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and Executive’s execution of a Release which becomes effective within twenty-eight (28) days following the Termination Date, Executive shall be entitled to receive a lump sum payment equal to two (2) times the sum of Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs); provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. Company agrees that Executive will be treated no less favorably than other executives of Company with regard to equity awards granted beginning in calendar year 2016, to the extent consistent with applicable law and the terms of the applicable employee benefit plans.

(b) If Executive timely and properly elects continuation coverage under COBRA, Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18) month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer. To the extent the medical benefits provided for in this Section are not permissible after termination of employment under the terms of the health care plan of Company then in effect (and cannot be provided through Company’s paying the applicable premium for Executive under COBRA), Company shall pay to Executive such amounts as are necessary to provide Executive with an amount equal to the cost of Executive acquiring on a non-group basis, for the required period, those health benefits that would otherwise be lost to Executive and Executive’s eligible dependants as a result of Executive’s termination.

(c) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i) any “person” or “group” as those terms are used in Sections 12(d) and 13(d) of the Securities Exchange Act of 1934, as amended (such person or group being a “Person” and such act being the “Exchange Act”), other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 30% or more (the “CIC Percentage”) of the combined voting power of Company’s then outstanding securities; provided, however, that if such Person first obtains the approval of the Board to acquire the CIC Percentage, then no Change in Control shall be deemed to have occurred unless and until such Person obtains a CIC percentage ownership of the combined voting power of Company’s then outstanding securities without having first obtained the approval of the Board; or

(ii) if any Person, other than any employee benefit plan of Company or a subsidiary or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of Company or a subsidiary (an “Exempt Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing greater than 50% of the combined voting power of Company’s then outstanding securities, whether or not the Board shall have first given its approval to such acquisition; or

(iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iv) the consummation of a merger or consolidation of Company with any other corporation; provided, however, a Change in Control shall not be deemed to have occurred: (A) if such merger or consolidation would result in all or a portion of the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) if the corporate existence of Company is not affected and following the merger or consolidation, the majority of Company’s Executive Committee, or if no such body then exists, the majority of the Chief Executive Officer, Chief Financial Officer and Presidents (or other heads, regardless of title) of the principal operating units of Company retain their positions with Company (disregarding any such executive whose employment terminates for reasons other than due to a termination by Company without cause or a termination by such executive for good reason) and the directors of Company prior to such merger or consolidation constitute at least a majority of the Board or the entity that directly or indirectly controls Company after such merger or consolidation; or

(v) the sale or disposition by Company of all or substantially all of Company’s assets, other than a sale to an Exempt Person; or

(vi) the stockholders of Company approve a plan of complete liquidation or dissolution of Company.

Notwithstanding anything herein, for the avoidance of doubt, for purposes of determining whether any Change in Control occurs after the date of this Agreement: (i) the Business Combination shall not constitute a Change in Control under any circumstances and (ii) any sale or transfer by BC Partners Ltd. (“BC Partners”) or their affiliates of equity interests in Company (other than a sale occurring together with one or more other shareholders of Company acting as a group as part of a single transaction) shall be disregarded, and any acquisition or continued holding by BC Partners or their affiliates of equity interests in Company shall be disregarded for purposes of this Section 5.4(c).

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of Company, a change in effective control of Company, or a change in the ownership of a substantial portion of Company’s assets under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

5.5	NOTICE OF TERMINATION

Any termination of Executive’s employment hereunder by Company or by Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of Executive’s death in Section 1) shall be communicated by written notice of termination (“Notice of Termination”) sent to the other party hereto in accordance with Section 25. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

5.6	TERMINATION DATE

Executive’s Termination Date shall be:

(a) If Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;

(b) If Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that it is determined that Executive has a Disability;

(c) If Company terminates Executive’s employment hereunder, the date the Notice of Termination is delivered to Executive or such later date specified in the Notice;

(d) If Executive terminates Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered; provided that Company may waive all or any part of the 60 day notice period for no consideration by giving written notice to Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by Company; and

(e) If Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A.

5.7	MITIGATION

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 5.2(c), any amounts payable pursuant to this Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.

5.8	RESIGNATION OF ALL OTHER POSITIONS

Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of Company or any of its affiliates.

5.9	SECTION 280G

(a) Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (such excise tax being the “Excise Tax” and such code being the “Code”); provided, however, that any payment or benefit received or to be received by Executive (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with Company or an affiliate of Company (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.

(b) The “net after-tax benefit” shall mean (i) the Payments which Executive receives or is then entitled to receive from Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.

(c) All determinations under this Section 5.9 will be made by an accounting firm or law firm (the “280G Firm”) that is mutually agreed to by Executive and Company prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the 280G Firm shall be paid solely by Company. Company will direct the 280G Firm to submit any determination it makes under this Section 5.9 and detailed supporting calculations to both Executive and Company as soon as reasonably practicable.

(d) If the 280G Firm determines that one or more reductions are required under this Section 5.9, such Payments shall be reduced in the order that would provide Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by 280G and 409A, designated by Executive, or otherwise determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and Company shall pay such reduced amount to Executive. Executive shall at any time have the unilateral right to forfeit any equity award in whole or in part.

(e) As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 5.9, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against Company or Executive, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and Company of that determination, and Company will promptly pay the amount of that Underpayment to Executive without interest.

(f) The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5.9. For purposes of making the calculations required by this Section 5.9, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

6.	COOPERATION

The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board and subject to Executive’s professional commitments, Executive shall cooperate with Company in connection with matters arising out of Executive’s service to Company; provided that, Company shall make reasonable efforts to minimize disruption of Executive’s other activities. Company shall pay Executive a reasonable per diem and reimburse Executive for reasonable expenses incurred in connection with such cooperation.

7.	CONFIDENTIAL INFORMATION

Executive acknowledges that during the Employment Term, Executive will have access to and learn about Confidential Information, as defined below.

7.1	DEFINITION

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: information concerning customers or vendors (including special terms and deals), employees, marketing plans, business plans, operations, pricing, promotions, policies, publications, services, strategies, techniques, contracts, transactions, negotiations, trade secrets, financial information, employee lists, internal controls, security procedures, market studies, sales information, customer lists, distributor lists, and buyer lists of Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to Company in confidence.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Executive understands and agrees that Confidential Information includes information developed by Executive in the course of Executive’s employment by Company as if Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

7.2	COMPANY CREATION AND USE OF CONFIDENTIAL INFORMATION

Executive understands and acknowledges that Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of office supply. Executive understands and acknowledges that as a result of these efforts, Company has created, and continues to use and create Confidential Information. This Confidential Information provides Company with a competitive advantage over others in the marketplace.

7.3	DISCLOSURE AND USE RESTRICTIONS

Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of Company not having a need to know and authority to know and use the Confidential Information in connection with the business of Company and, in any event, not to anyone outside of the direct employ of Company except as required in the performance of Executive’s authorized employment duties to Company or with the prior consent of Company’s Board of Directors acting on behalf of Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of Company, except as required in the performance of Executive’s authorized employment duties to Company or with the prior consent of Company’s Board of Directors acting on behalf of Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required (i) for Executive’s enforcement of rights or defense of claims under this Agreement or (ii) by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall (if lawful) promptly provide written notice of any such order to Company’s Board of Directors.

Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after Executive begins employment by Company) and shall continue during and after Executive’s employment by Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

8.	RESTRICTIVE COVENANTS

8.1	ACKNOWLEDGMENT

Executive acknowledges that in the course of his employment with Company, Executive will have access to and gain knowledge of the trade secrets and other Confidential Information of Company and its subsidiaries. Executive understands that the nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with Company. Executive understands and acknowledges that the intellectual or artistic and other services Executive provides to Company are unique, special or extraordinary.

Executive further understands and acknowledges that Company’s ability to reserve these for the exclusive knowledge and use of Company is of great competitive importance and commercial value to Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.

8.2	NON-COMPETITION

Because of Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, during the Employment Term and for the “Restricted Period” (as defined below) thereafter, to run consecutively, beginning on the last day of Executive’s employment with Company, for any reason or no reason and whether employment is terminated at the option of Executive or Company, Executive agrees and covenants that he will not, directly or through another person or entity, engage in Prohibited Activity in the Restricted Area. The “Restricted Period” shall be twenty-four (24) months in the case of Executive’s termination of employment with Company under Section 5.2 of this Agreement and twelve (12) months in all other cases.

For purposes of this Section 8, “Restricted Area” means that area necessary to protect NewCo’s legitimate business needs, including all 50 states, Puerto Rico, St. Croix, and other U.S. Territories. “Competitor” means office products stores, retailers, direct business to business sales providers, or contract/commercial stationers, including, but not limited to, Staples, Corporate Express, P.P.R., Lyreco, W.B. Mason, Impact Office Supplies, and Royal Office Products, as well as businesses having a particular product line or service in competition with a Company product line or service, such as copy services, shipping services, direct business sales or internet business sales, and also includes any internet or other direct mail or direct marketing company engaged in the sale of business or office products, provided that a corporation or business will not be a “Competitor” if less than thirty-three and one-third percent (33 1/3%) of such corporation’s (and its affiliates’) revenues are derived from product lines or services that are competitive with those of Company.

For purposes of this Section 8, “Prohibited Activity” is activity in which Executive contributes Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a Competitor. During the non-compete period, Executive shall not (i) own any interest in, control, or participate in any Competitor; or (ii) work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor, officer, director, or board member) any Competitor. Nothing herein shall prohibit Executive from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to Company’s Board of Directors.

8.3	NON-SOLICITATION

During the Restricted Period, Executive agrees and covenants not to directly or indirectly (i) solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any person employed by Company or any of its subsidiaries on the date of Executive’s termination or (ii) solicit any customer or other person with a business relationship with Company or any of its subsidiaries on the date of Executive’s termination to terminate, curtail, or otherwise limit such business relationship. General advertising not targeting Company employees shall not be deemed a violation of the non-solicitation restriction contained in clause (i) of this Section, although the restriction on hiring shall continue to apply.

9.	NON-DISPARAGEMENT

Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

Company agrees and covenants that it will not authorize the making of, nor will its Board of Directors or any direct reports to the Chief Executive Officer at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive.

This Section 9 does not, in any way, restrict or impede Executive or Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall; (if lawful) promptly provide written notice of any such order to Company’s Board of Directors. In addition, this Section 9 does not in any way restrict or impede Executive from making good faith statements in internal performance discussions or reviews or denying false statements made by others.

10.	ACKNOWLEDGEMENT

Executive acknowledges and agrees that the services to be rendered by Executive to Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of Company.

Executive further acknowledges that the amount of Executive’s compensation reflects, in part, Executive’s obligations and Company’s rights under Section 7, Section 8 and Section 9 of this Agreement; that Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that Executive will not be subject to undue hardship by reason of Executive’s full compliance with the terms and conditions of Section 7, Section 8 and Section 9 of this Agreement or Company’s enforcement thereof.

11.	REMEDIES

If, at the time of enforcement of any of the obligations in Section 8, a court shall hold that the duration, scope, or area restrictions are unreasonable, the parties agree that the maximum duration, scope, or area reasonable, as determined by the court, shall be substituted and that the court shall enforce the obligations as modified.

In the event of a breach or threatened breach by Executive of Section 7, Section 8 or Section 9 of this Agreement, Executive hereby consents and agrees that Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition, in the event of an alleged breach or violation by Executive of the obligations in Section 8, the non-compete period shall be tolled until such breach or violation has been cured.

12.	ARBITRATION

Any and all disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in the State of Florida, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. The parties shall be entitled to take discovery in such proceedings, in accordance with the Federal civil rules, including, without limitation, propounding interrogatories, requests for admission and taking depositions of parties and witnesses. Each party shall be entitled to present the testimony of one or more expert witnesses in such arbitration. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Company shall pay all reasonable fees of professionals and experts and other costs and fees incurred by Executive in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement if Executive prevails on any substantive issue in such proceeding.

13.	PROPRIETARY RIGHTS

13.1	WORK PRODUCT

Executive acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to Company’s or any of its subsidiaries’ actual or anticipated business, research and development, or existing or future products or services, and which are conceived, developed, made, or reduced to practice by Executive, alone or with others, while employed by Company, (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2	WORK MADE FOR HIRE; ASSIGNMENT

Executive acknowledges and agrees that all writings and documentation of any kind produced by Executive in the course of working for Company are works made for hire (as that term is defined by U.S. Copyright law, 17 U.S.C. § 101) and the property of Company, including without limitation any copyrights in such writings and documentation. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Company would have had in the absence of this Agreement.

13.3	FURTHER ASSURANCES; POWER OF ATTORNEY

Executive shall promptly disclose such Work Product to Company. During and after Executive’s employment, Executive agrees to reasonably cooperate with Company (at Company’s sole expense) to (a) apply for, obtain, perfect and transfer to Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by Company. Executive hereby irrevocably grants Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with Company’s request (without limiting the rights Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by Executive’s subsequent incapacity.

13.4	NO LICENSE

Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by Company.

14.	SECURITY

Upon (a) voluntary or involuntary termination of Executive’s employment or (b) Company’s request at any time during Executive’s employment, Executive shall (i) provide or return to Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by Company or any of its business associates or created by Executive in connection with Executive’s employment by Company; and (ii) delete or destroy all copies of any such documents and materials not returned to Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Executive’s possession or control.

15.	PUBLICITY

During the Employment Term, Executive hereby consents to any and all reasonable and customary uses and displays, by Company and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of Executive’s employment by Company, for all legitimate commercial and business purposes of Company (“Permitted Uses”), without royalty, payment or other compensation to Executive.

16.	GOVERNING LAW: JURISDICTION AND VENUE

This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Subject to Section 12, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in the Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida or the U.S. District Court including Palm Beach County in its jurisdiction, unless Executive’s employment is located in a different jurisdiction, in which case any action shall be brought in that County or related federal court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. In any such proceeding, each of the parties hereby knowingly and willingly waives and surrenders such party’s right to trial by jury and agrees that such litigation shall be tried to a judge sitting alone as the brier of both fact and law, in a bench trial, without a jury.

17.	ENTIRE AGREEMENT

Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

18.	MODIFICATION AND WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by an individual authorized by the Company Board of Directors. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

19.	SEVERABILITY

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

20.	CAPTIONS

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21.	COUNTERPARTS

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.	TOLLING

Should Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Executive ceases to be in violation of such obligation.

23.	SECTION 409A

This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A and any such exemption thereunder. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with the termination of Executive’s employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in subsection (a)(2)(b)(i) of Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date (with interest at the Applicable Federal Rate from the scheduled payment date to the date of payment), and thereafter any remaining payments shall be paid without delay in accordance with their original schedule.

24.	SUCCESSORS AND ASSIGNS

This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Company. This Agreement shall inure to the benefit of Company and permitted successors and assigns.

25.	NOTICE

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to Company:

Office Depot, Inc.

6600 North Military Trail

Boca Raton, FL 33449

(or such other address as Company may name its headquarters)

General Counsel

If to Executive, to such address as shall most currently appear on the records of Company, with a copy (not to be considered notice) to:

Hughes Hubbard & Reed LLP

350 South Grand Avenue

Los Angeles, CA 90071

Attention: Theodore H. Latty, Esq.

26.	REPRESENTATIONS OF EXECUTIVE

Executive represents and warrants to Company that: (a) Executive’s employment with Company and/or the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which Executive is bound; and (b) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement, or other post-employment obligation with any other person or entity that would limit Executive’s job duties or obligations with Company in any way.

27.	WITHHOLDING

Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28.	SURVIVAL

Upon any expiration or other termination of this Agreement: (i) each of Sections 7 (Confidential Information), 8 (Restrictive Covenants), 9 (Disparagement), 10 (Acknowledgment), 11 (Remedies), 12 (Arbitration), 13 (Proprietary Rights) and 14 (Security) shall survive such expiration or other termination; and (ii) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29.	ACKNOWLEDGMENT OF FULL UNDERSTANDING

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Roland C. Smith
Roland C. Smith

Dated:	11/12/13

/s/ Nigel Travis
Nigel Travis, Lead Director
Office Depot, Inc.

Dated:	11/12/13

SCHEDULE A

Chairman of the Board of Directors of Carmike Cinemas, Inc.

Member of the Board of Directors of The Wendy’s Company

National Trustee of the Boys & Girls’ Clubs of America

EXHIBIT A

2013 NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has on November [X], 2013 (the “Grant Date”) granted you a non-qualified stock option award (the “Option”) pursuant to the Office Depot, Inc. 2007 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this 2013 Non-Qualified Stock Option Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the New York Stock Exchange.

1.	Option

The Option provides you with the opportunity to purchase One Million Five Hundred Thousand (1,500,000) shares of the Company’s common stock (“Option Shares”), at an option price per share of $[TBD CLOSING PRICE] payable upon exercise, pursuant to the provisions and restrictions contained in the Plan and this Agreement. The option price per share is equal to the Fair Market Value of a share of the Company’s common stock on the Grant Date. Your Option will expire at the close of business on November [X], 2023 (the “Expiration Date”), subject to earlier expiration upon the termination of your employment as provided below. Your Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

2.	Vesting and Exercise

a.	Normal Vesting and Exercise. The Option will vest and become exercisable with respect to thirty-three percent (33%) of the Option Shares on each of the first and second anniversaries of the Grant Date (in each case rounded down to the next highest whole number of Option Shares) and all remaining Option Shares on the third anniversary of the Grant Date, provided that you are continuously employed by the Company or any Subsidiary from the Grant Date until each such anniversary date (the “Vesting Period”).

b.	Effect on Vesting and Exercise of Employment Termination. Notwithstanding paragraph 2(a) above, the following vesting and exercise rules will apply if your employment with the Company and its Subsidiaries terminates before you have exercised your Option for all of your Option Shares:

i)

Death or Disability. If you terminate employment with the Company and its Subsidiaries due to death or Disability, the Option will fully vest and become exercisable as to all Option Shares (to the extent the Option has not previously vested and become exercisable) on the date of such employment termination and will remain exercisable by you (in the case of Disability) or your beneficiary, surviving spouse, or estate, as applicable (in the case of death) at any time until, and will automatically be forfeited and cancelled upon, the earlier of the date which is 12 months after the date of your death or Disability, as applicable, or the Expiration Date. As used herein, the term “Disability” shall have the meaning set out in the Employment Agreement between you and the Company dated as of November [X], 2013 (the “Employment Agreement”). The determination of Disability must be final under the Employment Agreement prior to the date on which the Option would otherwise cease to be exercisable to be recognized under this Agreement. This definition of “Disability” applies in lieu of the definition set out in the Plan.

ii)	Termination of Employment without Cause or for Good Reason Prior to Change in Control. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason, in either case prior to the effective date of a Change in Control, the Option will vest and become exercisable with respect to the portion of the Option that is scheduled to vest during the 12-month period following the date of your employment termination pursuant to paragraph 2(a) above on the date of your termination of employment and the portion of the Option which is vested and exercisable on the date of your employment termination will remain exercisable at any time, and will automatically be forfeited and cancelled upon, the earlier of the date which is 12 months after the date of your employment termination or the Expiration Date. The portion of the Option which is not vested and exercisable on the date of your employment termination will be forfeited and cancelled on the date of your employment termination.

iii)

Termination of Employment without Cause or for Good Reason Following Change in Control. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason, in either case within 12 months after the effective date of a Change in Control, the Option will fully vest and become exercisable (to the extent not already fully vested and exercisable) on the date of your employment termination and will remain exercisable at any time, and will automatically be forfeited and cancelled upon, the earlier of the date which is 12 months after the date of your employment termination or the Expiration Date. In the event of your involuntary separation from service with the Company and its Subsidiaries without Cause or your separation from service with the Company and its Subsidiaries for Good Reason, in either case more than 12 months after the effective date of a Change in Control, the treatment specified in paragraph 2(b)(ii) above shall apply to the Option. However, in either case, if the Option is not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the Option shall become fully vested on the effective date of the Change in

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Control and shall be cancelled in exchange for a cash payment in an amount equal to (i) the excess of the Fair Market Value per share of the Company’s common stock subject to the Award immediately prior to the effective date of the Change in Control over the per share exercise price, multiplied by (ii) the number of shares of Company common stock subject to the Option.

iv)	Cause. If your employment is terminated by the Company or a Subsidiary for Cause, the Option will be forfeited with respect to all Option Shares immediately upon your termination of employment regardless of whether the Option is then vested and exercisable with respect to all or any portion of the Option Shares.

v)	Other Termination of Employment. Except as provided otherwise in paragraph 2(b)(i), (ii) and (iii) above, upon the termination of your employment with the Company and its Subsidiaries, the portion of your Option that is unvested on the date of your employment termination will automatically be forfeited and cancelled on the date of your termination of employment and the portion of your Option which is vested and exercisable on the date of your termination of employment will remain exercisable at any time, and will automatically be forfeited and cancelled upon, the earlier of the date which is 12 months after the date of your termination of employment or the Expiration Date.

vi)	Definitions. As used herein, the terms “Cause”, “Good Reason” and “Change in Control” shall have the meanings set out in the Employment Agreement.

vii)	Death After Termination of Employment. If you die after your employment with the Company and its Subsidiaries has terminated, your Option will be exercisable by your beneficiary, surviving spouse, estate, or any person who acquired such Option by bequest or inheritance within the time frame in (i) above, as applicable.

c.	No Other Special Vesting Rights. The provisions of the Plan with respect to accelerated vesting in the event of Retirement (sections 10.5(iii) and 10.7 of the Plan) do not apply to the Option. If all or any portion of the Option is forfeited at any time during the Vesting Period, you will cease to have any rights with respect to such forfeited Option.

3.	Expiration of Option

In no event shall any part of your Option be exercisable after the Expiration Date.

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4.	Procedure for Exercise

You may exercise all or a portion of the Option (to the extent vested) pursuant to the exercise procedures specified by the Company from time to time in Plan documentation distributed to participants, which include remitting payment of the aggregate option price for the Option Shares being purchased pursuant to the prospectus of the Plan.

5.	Transferability of Option

Except as provided below, the Option (a) is personal to you and, during your lifetime, may be exercised only by you or your guardian or legal representative; and (b) may not be sold, pledged, assigned or transferred in any manner, other than in the case of your death to your beneficiary as determined pursuant to procedures prescribed by the Committee for this purpose or by will or the laws of descent and distribution, and any such purported sale, pledge, assignment or transfer shall be void and of no effect. However, subject to applicable procedures, you may transfer your Option to an immediate family member (i.e., your spouse, child or grandchild), a trust for the benefit of such immediate family members during your lifetime, or a partnership whose only partners are such immediate family members. The transferee shall remain subject to all terms and conditions applicable to the Option prior to the transfer.

6.	Conformity with Plan

Your Option is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its rights to amend or terminate the Plan at any time without your consent; provided, however, that the Option shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives and any recipient of a transfer of the Option permitted by this Agreement with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation and Benefits.

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7.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of the Option Shares is necessary or desirable as a condition of, or in connection with, the granting of the Option or the issue or purchase of the Option Shares thereunder, no Option Shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of the company’s common stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Company’s common stock is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

8.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Option is also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation covenants in your Employment Agreement.

9.	Section 409A

It is intended, and this Agreement shall be construed, so that the Option shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulation Section 1.409A-1(b)(5)(i)(A).

10.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Option shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

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11.	Withholding

As a condition of exercise of your Option, you are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to the Option (the “Required Tax Payments”) pursuant to the method you elect at the time of exercise from among the methods made available by the Committee for this purpose.

12.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Option or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Option as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of an Option that is then subject to restrictions as provided herein.

13.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, and HRIM

6600 North Military Trail, C278

Boca Raton, FL 33496

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability

If all or ny part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

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15.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement, you accept the Option in full satisfaction of any and all obligations of the Company to grant equity compensation awards to you as of the date hereof.

16.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	No Rights as Shareholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to the Option Shares, unless and to the extent that you exercise the Option provided hereunder and the Option Shares are registered in your name as owner.

18.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please sign and date this Agreement below.

Very truly yours,

OFFICE DEPOT, INC.

Acknowledged:

[NAME]

Date:

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EXHIBIT B

2013 RESTRICTED STOCK UNIT AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has on November [X], 2013 (the “Grant Date”) granted you a restricted stock unit award pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”). Capitalized terms used but not defined in this 2013 Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the New York Stock Exchange.

1.	Restricted Stock Units

You have been granted [NUMBER] restricted stock units subject to the provisions and restrictions contained in the Plan and this Agreement (the “Restricted Stock Units”).

2.	Vesting

a.	Normal Vesting. The Restricted Stock Units will vest on the third anniversary of the Grant Date, provided that you are continuously employed by the Company or any Subsidiary from the Grant Date until the third anniversary of the Grant Date (the “Vesting Period”).

b.	Effect on Vesting of Separation from Service. Notwithstanding paragraph 2(a) above, the following rules will apply if you separate from service with the Company and its Subsidiaries during the Vesting Period:

i)	Death or Disability. If you separate from service with the Company and its Subsidiaries due to death or Disability, the Restricted Stock Units will vest on the date of such separation from service. As used herein, the term “Disability” shall have the meaning set out in the Employment Agreement between you and the Company dated as of November [X], 2013 (the “Employment Agreement”). The determination of Disability must be final under the Employment Agreement prior to the date on which payment of vested Restricted Stock Units due to your separation from service would otherwise be required pursuant to Section 4 below in order to be recognized under this Agreement. This definition of “Disability” applies in lieu of the definition set out in the Plan.

ii)

Separation from Service without Cause or for Good Reason Prior to Change in Control. In the event of your separation from service with the Company and its Subsidiaries without Cause or your separation from service with the Company and its Subsidiaries for Good Reason, in either case prior to the effective date of a Change in Control, you will vest in a pro rata portion of the Restricted Stock Units on the date of your separation from service. The number of Restricted Stock Units that will vest under the immediately prior sentence shall be determined by multiplying the total number of Restricted Stock Units by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the period beginning on the Grant Date and ending on the date of your separation from service and the denominator of which is 1095, rounded up to the nearest whole number of Restricted Stock Units (as necessary).

iii)	Separation from Service without Cause or for Good Reason Following Change in Control. In the event of your involuntary separation from service with the Company and its Subsidiaries without Cause or your separation from service with the Company and its Subsidiaries for Good Reason, in either case within 12 months after the effective date of a Change in Control, the Restricted Stock Units will fully vest on the date of your employment termination. In the event of your involuntary separation from service with the Company and its Subsidiaries without Cause or your separation from service with the Company and its Subsidiaries for Good Reason, in either case more than 12 months after the effective date of a Change in Control, the treatment specified in paragraph 2(b)(ii) above shall apply to the Restricted Stock Units. However, in either case, if the Restricted Stock Units are not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the Restricted Stock Units shall become fully vested on the effective date of the Change in Control and shall represent the right to receive the applicable Change in Control transaction consideration (if any) on the same basis as holders of Company common stock at the time of payment specified in Section 4 below.

iv)	Separation from Service. Except as provided otherwise in paragraph 2(b)(i), (ii), or (iii) above, upon your separation from service with the Company and its Subsidiaries you will immediately forfeit all of your Restricted Stock Units that are not vested on the date of such separation from service.

v)	Definitions. As used herein, the terms “Cause”, “Good Reason” and “Change in Control” shall have the meanings set out in the Employment Agreement (except as provided otherwise in Section 10 below).

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d.	No Other Special Vesting Rights. The provisions of Section 24.1 of the Plan with respect to change in control do not apply to your Restricted Stock Units.

3.	Rights as Stockholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to your Restricted Stock Units. Upon the issuance of shares of the Company’s common stock (“Common Stock”) pursuant to Section 4 below, you shall obtain full voting and other rights of a stockholder of the Company as to such shares.

4.	Payment

The vested portion of the Restricted Stock Units shall be paid to you within 30 days following the date of your separation from service (subject to delay pursuant to Section 10(b)). You will forfeit the remaining unvested portion of the Restricted Stock Units (if any) on the date on which payment of is made to you pursuant to the preceding sentence.

The Company will make payment by issuing to you and registering in your name a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of the Common Stock equal to the number of Restricted Stock Units that became payable on the applicable date specified above. Such shares will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws.

5.	Withholding

You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to your Restricted Stock Units (the “Required Tax Payments”). You shall be required to make payment to the Company of all Social Security and Medicare taxes due with respect to your Restricted Stock Units by check at such time as the Company is required to withhold such taxes. Unless you make other arrangements with the consent of the Company, all other Required Tax Payments will be satisfied by the Company withholding Shares otherwise to be delivered to you, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company will withhold the whole number of Shares sufficient to make the Required Tax Payments and will make a cash payment to you for the difference between the Fair Market Value of the Shares withheld and the Required Tax Payments on the payment date specified in Section 4 above (but if this would cause adverse accounting then the Company will withhold one less Share and you must pay in cash the additional withholding).

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6.	Transferability of Restricted Stock Units

Your Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

7.	Conformity with Plan

Your Restricted Stock Units are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that your Restricted Stock Units shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation and Benefits.

8.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to the grant of the Restricted Stock Units is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Common Stock of the Company is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any

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applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

9.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Restricted Stock Units are also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation covenants in the Employment Agreement.

10.	Compliance with Section 409A

a.	This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other guidance thereunder (collectively, “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A and any such exemption thereunder. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

b.

Compliance with Section 409A shall include the following: (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your separation from service shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death), and (iii) to the extent necessary to comply with Section 409A, the definition of change in control that applies under Section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of

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Change in Control that would otherwise apply. You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

11.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Restricted Stock Units shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

12.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Restricted Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Restricted Stock Units as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of your Restricted Stock Units that are then subject to restrictions as provided herein.

13.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, and HRIM

6600 North Military Trail, C278

Boca Raton, FL 33496

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Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

15.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement, you accept the Restricted Stock Units in full satisfaction of any and all obligations of the Company to grant equity compensation awards to you as of the date hereof.

16.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please sign and date this Agreement below.

Very truly yours,

OFFICE DEPOT, INC.

Acknowledged:

[NAME]

Date:

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EXHIBIT C

2013 PERFORMANCE SHARE AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has on November [X], 2013 (the “Grant Date”) granted you a performance share award pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”). Capitalized terms used but not defined in this 2013 Performance Share Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the New York Stock Exchange.

1.	Performance Shares

You have been granted the right to earn shares of the common stock of the Company (“Common Stock”) based upon satisfaction of certain performance conditions pursuant to the provisions and restrictions contained in the Plan and this Agreement (the “Performance Shares”). The target number of Performance Shares that have been awarded to you is [NUMBER] (your “Target Award”).

2.	Vesting

a.

Performance Conditions. Subject to the terms and conditions set forth herein and in paragraphs 2(b), (c) and (d) below, you will be eligible to earn up to 150% of your Target Award based on [SPECIFY PERFORMANCE MEASURES] for the period beginning on January 1, 2014, and ending on December 31, 2016 (the “Performance Measures” and the “Performance Period”, respectively) relative to the threshold, target, and maximum levels established by the Committee for each Performance Measure for the Performance Period. These threshold, target and maximum levels are displayed in Exhibit A to this Agreement. [TO BE REVISED TO REFLECT PERFORMANCE MEASURES SET BY COMPENSATION COMMITTEE WITHIN 90 DAYS AFTER EFFECTIVE DATE OF THIS AGREEMENT: If the Committee determines that the Company does not achieve at least the threshold level of performance for a Performance Measure for the Performance Period, you will immediately forfeit the Performance Shares associated with that Performance Measure. If the Committee determines that the Company’s achievement is at least equal to the threshold level of performance for a Performance Measure for the Performance Period, you will be eligible to earn a portion of the Performance Shares associated with that Performance Measure based on the interpolation model specified by the Committee relative to the portion of your Target Award associated with that Performance Measure. If the Committee determines that the Company’s achievement is above the target level for a Performance Measure for the Performance Period, the number of Performance Shares associated with that Performance Measure that you will be eligible to earn will be increased relative to the portion of your Target Award associated with that Performance Measure based on the interpolation model specified by the Committee.] The Committee will determine the number of Performance Shares, if any, that you are eligible to earn on the foregoing basis as soon as administratively practicable following December 31, 2016 (your “Eligible Award”). In all cases, the number of Performance Shares, if any, in your Eligible Award will be rounded up to the nearest whole number of Performance Shares (as necessary). Upon the Committee’s determination of your Eligible Award, you will immediately forfeit all Performance Shares other than your Eligible Award. To become vested in all or a portion of your Eligible Award, you must satisfy the employment requirements of paragraph 2(b) below.

b.	Employment Requirements.

i)	Continuous Employment. Except as provided in paragraph 2(b)(ii) and 2(b)(iii) below, (A) you will vest in your Eligible Award on the date on which the Committee determines your Eligible Award if you remain continuously employed with the Company or any Subsidiary during the period beginning on the Grant Date and ending on December 31, 2016, and (B) you will immediately forfeit all of your Performance Shares upon your termination of employment with the Company and its Subsidiaries prior to December 31, 2016.

ii)	Death or Disability. If you terminate employment with the Company and its Subsidiaries prior to December 31, 2016 due to death or Disability, you will vest in a pro rata portion of your Eligible Award (if any) on the date on which the Committee determines your Eligible Award and will forfeit the remainder of your Eligible Award (if any) on such date. The portion of your Eligible Award that will vest under the immediately prior sentence shall be determined by multiplying the total number of Performance Shares in your Eligible Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Performance Period and the denominator of which is 1095, rounded up to the nearest whole number of Performance Shares (as necessary). As used herein, the term “Disability” shall have the meaning set out in the Employment Agreement between you and the Company dated as of November [X], 2013 (the “Employment Agreement”). The determination of Disability must be final under the Employment Agreement prior to the date on which payment of vested Performance Shares due to your termination of employment would otherwise be required pursuant to Section 4 below in order to be recognized under this Agreement. This definition of “Disability” applies in lieu of the definition set out in the Plan.

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iii)	Termination of Employment without Cause or for Good Reason Prior to Change in Control. In the event of your termination of employment with the Company and its Subsidiaries during the Performance Period without Cause or for Good Reason prior to December 31, 2016 and prior to the effective date of a Change in Control, you will vest in a pro rata portion of your Eligible Award (if any) on the date on which the Committee determines your Eligible Award and will forfeit the remainder of your Eligible Award (if any) on such date. The portion of your Eligible Award that will vest under the immediately prior sentence shall be determined by multiplying the total number of Performance Shares in your Eligible Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Performance Period and the denominator of which is 1095, rounded up to the nearest whole number of Performance Shares (as necessary). As used herein, the terms “Cause”, “Good Reason” and “Change in Control” shall have the meanings set out in the Employment Agreement.

c.

Change in Control. In the event of a Change in Control, (A) with respect to any portion of the Performance Shares associated with [LIST MARKET-BASED PERFORMANCE MEASURES], performance shall be measured as of the effective date of the Change in Control, and (B) with respect to any portion of the Performance Shares associated with [LIST NON-MARKET-BASED PERFORMANCE MEASURES], performance shall be deemed to be achieved at target. The Committee will determine the number of Performance Shares, if any, that you are eligible to earn on the foregoing basis on or within 60 days following the effective date of the Change in Control (your “CIC Award”). In all cases, the number of Performance Shares, if any, in your CIC Award will be rounded up to the nearest whole number of Performance Shares (as necessary). Upon the Committee’s determination of your CIC Award, you will immediately forfeit all Performance Shares other than your CIC Award. Except as provided in the immediately following sentence, (A) you will vest in your CIC Award on the date on which the Committee determines your CIC Award if you remain continuously employed with the Company or any Subsidiary during the period beginning on the Grant Date and ending on December 31, 2016, and (B) you will immediately forfeit your CIC Award upon your termination of employment with the Company and its Subsidiaries prior to December 31, 2016. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason, in either case within 12 months after the effective date of a Change in Control, you will fully vest in your CIC Award on the date of your employment termination. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason, in either case more than 12 months after the effective date of a Change in Control, the treatment specified

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in paragraph 2(b)(iii above will apply to the CIC Award. However, in either case, if the CIC Award is not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the CIC Award shall become fully vested on the effective date of the Change in Control.

d.	No Other Special Vesting Rights. The provisions of Section 24.1 of the Plan with respect to change in control do not apply to your Performance Shares.

3.	Rights as Stockholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to your Performance Shares. Upon the issuance of shares Common Stock pursuant to Section 4 below, you shall obtain full voting and other rights of a stockholder of the Company as to such shares.

4.	Payment

On each of the following dates, the vested portion of your Eligible Award or CIC Award as applicable, shall be paid to you:

a.	The effective date of a Change in Control;

b.	Within 60 days following the date of your termination of employment (subject to delay pursuant to Section 10(b)); or

c.	During the period beginning January 1, 2017 and ending March 15, 2017.

The Company will make payment by issuing to you and registering in your name a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of the Common Stock equal to the vested portion of your Eligible Award or CIC Award. Such shares will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws.

5.	Withholding

You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to your Performance Shares (the “Required Tax Payments”). Unless you make other arrangements with the consent of the Company, all Required Tax Payments will be satisfied by the Company withholding Shares otherwise to be delivered to you, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company will withhold the whole number of Shares sufficient to make the Required Tax Payments and will make a cash payment to you for the difference between the Fair Market Value of the Shares withheld and the Required Tax Payments on the payment date specified in Section 4 above (but if this would cause adverse accounting then the Company will withhold one less Share and you must pay in cash the additional withholding).

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6.	Transferability of Performance Shares

Your Performance Shares may not be sold, pledged, assigned or transferred in any manner; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

7.	Conformity with Plan

Your Performance Shares are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that your Performance Shares shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation and Benefits.

8.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to the grant of the Performance Shares is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Common Stock of the Company is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such

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determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

9.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Performance Shares are also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation covenants in the Employment Agreement.

10.	Compliance with Section 409A

a.	This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other guidance thereunder (collectively, “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A and any such exemption thereunder. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

b.

Compliance with Section 409A shall include the following: (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your termination of employment from service shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), and (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation

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from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death). You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

11.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Performance Shares shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

12.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Performance Shares or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Performance Shares as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of your Performance Shares that are then subject to restrictions as provided herein.

13.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, and HRIM

6600 North Military Trail, C278

Boca Raton, FL 33496

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Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

15.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement, you accept the Performance Shares in full satisfaction of any and all obligations of the Company to grant equity compensation awards to you as of the date hereof.

16.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please sign and date this Agreement below.

Very truly yours,

OFFICE DEPOT, INC.

Acknowledged:

[NAME]

Date:

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EXHIBIT D

GENERAL RELEASE

This General Release (the “Release”) is executed by Roland Smith (the “Executive”) pursuant to Section 5.2 of the Employment Agreement between the Executive and Office Depot, Inc. (“Office Depot” or the “Company”), dated November     , 2013 (the “Employment Agreement”).

WHEREAS Executive’s last day of employment is                     (the “Termination Date”);

WHEREAS, the Company and the Executive intend that the terms and conditions of the Employment Agreement and this Release shall govern all issues relating to the Executive’s employment and termination of employment with the Company;

FOR AND IN CONSIDERATION of the foregoing, the Executive agrees as follows:

1.	Termination of Employment. The Executive’s employment with the Company terminated on the Termination Date, and Executive has and will receive the payments and benefits set forth in Section 5.2 of the Employment Agreement in accordance with the terms and subject to the conditions thereof.

2.	Release of Claims and Covenant Not to Sue. Executive agrees to release and forever discharge Office Depot, its past and present parents, subsidiaries and affiliates, and their respective successors, predecessors and assigns (the “Company Affiliated Group”) and their current and former directors, officers, employees, shareholders, attorneys, agents, representatives and advisors and all those acting on their behalf in any capacity whatsoever (but with respect to such persons only in such capacity as relates to the Company Affiliated Group) (together with the Company Affiliated Group, the “Company Released Parties”) from any and all claims, demands, actions, and causes of action, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has or may have against the Company Released Parties as a result of his employment by and subsequent separation from employment with Office Depot, up to the date of the execution of this Release and the general release contained herein. This release includes but is not limited to claims at law or equity or sounding in contract (express or implied), common law or tort arising under federal, state or local laws, including, but not limited to, those laws prohibiting age, sex, race, disability, veteran, national origin or any other forms of discrimination. This further includes but is not limited to any and all claims arising under the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Worker Adjustment and Retraining Notification Act, Section 409A of the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended (ERISA), or claims growing out of any legal restrictions on Office Depot’s right to terminate its employees.

Executive further covenants not to sue or to file any arbitration demand against Office Depot for any claims. Executive affirms that he has not otherwise filed, caused to be filed, or presently is a party to any claim, complaint, or action against Office Depot in any forum or form. While Executive is not foreclosed from filing a civil rights charge or complaint with the Equal Employment Opportunity Commission or any other government agency or having such a charge or complaint filed on his behalf, Executive waives the right to receive any benefit or remedial relief as a consequence of any such civil rights charge or complaint filed by him or on his behalf. Should any such charge or action be filed by Executive or on his behalf involving matters covered by this Release with the Equal Employment Opportunity Commission or a state fair employment practices agency, Executive agrees to promptly give the agency a copy of this Release and inform it that any individual claims that Executive might otherwise have had are now resolved. Executive understands that nothing in this Release releases Office Depot from Worker’s Compensation or disability benefits, if any, to which Executive may be entitled in connection with his employment with Office Depot.

Notwithstanding the foregoing, this Release does not extend to (i) any rights the Executive has to receive the payments and benefits set forth in Section 5.2 of the Employment Agreement in accordance with the terms and subject to the conditions thereof; (ii) any of the continuing obligations of the Company under the Employment Agreement that by their terms expressly survive the Employment Term (as such term is defined in the Employment Agreement); (iii) any rights the Executive has arising after the effective date of this Release under the Executive’s Stock Option Agreement, dated November __, 2013, the Executive’s Restricted Stock Unit Agreement, dated November __, 2013, the Executive’s Performance Restricted Stock Unit Agreement, dated November __, 2013, and [to be updated to reflect any subsequent awards]; (iv) any rights the Executive has or hereafter acquires to indemnification and advancement of expenses in accordance with Section 4.10 of the Employment Agreement, in accordance with the provisions of certificates of incorporation, by-laws or other governing documents of the Company and its subsidiaries and affiliates, under any applicable directors and officers liability insurance policy that the Company may maintain and that provides coverage to the Executive pursuant to the terms of Section 4.10 of the Employment Agreement, under any separate indemnification agreement between the Company and the Executive, or under applicable law; and (v) any claims for accrued, vested benefits under any employee benefit plan of the Company and its subsidiaries and affiliates (other than any severance plan), subject to the terms and conditions of such plan.

3.	No Admission of Liability. Executive acknowledges that this Release shall not in any way be construed as an admission by Office Depot of any unlawful or wrongful acts whatsoever against Executive or any other person, and Office Depot specifically disclaims any liability to or wrongful acts against Executive or any other person.

4.	Time to Consider, Right of Revocation. Executive understands and acknowledges that he has twenty-one (21) calendar days to review and consider the provisions of this Release, and agrees that any modifications, material or immaterial, made to this Release do not restart the running of the twenty-one (21) day period. Executive further understands that he has seven (7) calendar days following his execution of this Release to revoke his acceptance of this Release (the “Revocation Period”) and that this Release shall not become effective or enforceable until the Revocation Period has expired. Revocation of this Release must be made by delivering a written notice of revocation to the Executive Vice President, Human Resources. For this revocation to be effective, written notice must be received by the Executive Vice President, Human Resources no later than the close of business on the seventh day after Executive signs this Release. Executive understands and acknowledges that no monies will be paid to him pursuant to Section 1 of this Release until the Revocation Period has expired.

5.	Miscellaneous. This Release shall be governed in all respects by the laws of the State of Florida. The invalidity or unenforceability of any provision or provisions of this Release shall not affect the validity of any other provision of this Release, which shall remain in full force and effect. In the event of any dispute regarding this Release, the provisions of Section 12 of the Employment Agreement shall govern. The Employment Agreement and this Release constitute the entire written understanding of the parties with respect to the subject matter hereof, and may not be modified, amended or revoked except in writing signed by each party.

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I CERTIFY THAT I HAVE FULLY READ, HAVE RECEIVED AN EXPLANATION OF, AND COMPLETELY UNDERSTAND THE PROVISIONS OF THIS RELEASE, THAT OFFICE DEPOT HEREBY ADVISES ME TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE, THAT I WAS GIVEN TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THE PROVISIONS OF THIS RELEASE, AND THAT I AM SIGNING THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Executive

Date:

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